Exhibit 4.8
FIRST AMENDMENT
TO THE
SECURITIES HOLDERS AGREEMENT
     THIS IS AN AMENDMENT, dated as of December 1, 2006, (the “Amendment”) by and among New Century Transportation, Inc. a Delaware corporation, NCT Acquisition LLC, a Delaware limited liability corporation and the Management Investors listed on the signature pages hereto to the Securities Holders Agreement, dated as of June 23, 2006 (the “Agreement”), by and among New Century Transportation, Inc., NCT Acquisition LLC and the Management Investors. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Agreement.
     WHEREAS, pursuant to Section 5.1 of the Agreement, amendments to or modifications of the Agreement must be set forth in a writing executed by the Company, the Required Holders and Management Investors holding a majority of the shares of Common Stock held by all Management Investors; and
     WHEREAS, the signatories hereto constitute the Company, the Required Holders and Management Investors holding a majority of the shares of Common Stock held by all Management Investors.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Agreement shall be amended as follows:
     (a) Section 4.1(a) of the Agreement shall be deleted and shall be replaced with the following:
     (a) “Cause”, when used in connection with the termination of a Management Investor’s employment with the Company or one of its Subsidiaries, shall have the meaning ascribed to the term “Cause” in such Management Investor’s employment agreement with the Company or one of its Subsidiaries, if any. If “Cause” is not defined in such Management Investor’s employment agreement, or if such Management Investor is not a party to an employment agreement between itself and the Company or one of its Subsidiaries, the term shall mean (i) an indictment of such Management Investor in connection with a crime involving moral turpitude or any felony, which materially adversely affects the Company or the ability of such Management Investor to satisfy all of his duties to the Company; (ii) a conviction of, or a pleading of no-contest by, such Management Investor in connection with any felony; (iii) such Management Investor’s dishonesty, fraud, unethical or illegal act, misappropriation or embezzlement which does (or would reasonably be likely to) materially damage the Company’s reputation or the Company; (iv) material breach of such Management Investor’s fiduciary duties to the Company, and such Management Investor has failed to cure such breach within twenty (20) days after written request by the Company Board to do so; (v) such Management Investor’s material failure to perform his job duties, and such Management

Investor has failed to cure such failure to perform within twenty (20) days after written request by the Company Board to do so; (vi) willful or deliberate material violations of such Management Investor’s obligations to the Company, and such Management Investor has failed to cure such violation(s) within twenty (20) days after written request by the Company Board to do so; or (vii) material breach of any of the terms or conditions of any employment agreement with the Company, and such Management Investor has failed to cure such breach within twenty (20) days after written request by the Company Board to do so.
     (b) Section 4.1(b) of the Agreement shall be deleted and shall be replaced with the following:
     (b) “Good Reason”, shall have the meaning ascribed to the term “Good Reason” or “Justifiable Termination”, or to a term representing any substantially similar concept, in such Management Investor’s employment agreement with the Company or one of its Subsidiaries, if any. If either “Good Reason” or “Justifiable Termination” is not defined, or if a term representing a substantially similar concept is not set forth in such Management Investor’s employment agreement, or if such Management Investor is not a party to an employment agreement between itself and the Company or one of its Subsidiaries, the term shall, mean (i) a material diminution of such Management Investor’s employment responsibilities or other responsibilities to the Company pursuant to any employment agreement with the Company; (ii) a decrease in such Management Investor’s base salary; (iii) relocation of such Management Investor’s principal place of employment by more than 10 miles from its current location; or (iv) any material violation by the Company of any employment agreement with such Management Investor; provided that, with respect to (i), (ii) and (iv), the Management Investor must have given a written notice to the Company Board setting forth the specific nature of the alleged material diminution, decrease or material violation within twenty (20) days of such alleged material diminution, decrease or material violation, and the Company must have not cured such alleged material diminution, decrease or material violation within twenty (20) days following receipt of such written notice by such Management Investor to the Company.
     This Amendment may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.
* * * * *

          IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

NEW CENTURY TRANSPORTATION, INC.
By:	/s/ Brian Fitzpatrick
	Name:	Brian Fitzpatrick
	Title:	Executive Vice President & Chief Financial Officer

REQUIRED HOLDER: NCT ACQUISITION LLC
By:	/s/ Seth E. Wilson
	Name:	Seth E. Wilson
	Title:	Authorized Representative

MANAGEMENT INVESTORS:
/s/ Harry Muhlschlegel
Name:	Harry Muhlschlegel

/s/ Brian J. Fitzpatrick
Name:	Brian J. Fitzpatrick

/s/ James Molinari
Name:	James Molinari

/s/ Gerald T. Shields Jr.
Name:	Gerald T. Shields Jr.